Exhibit 99.1

Lpath Receives $3 Million Grant from the National Cancer Institute

NCI’s SBIR Award to Support Clinical Development of Lpath’s ASONEPTM Cancer Drug Candidate

SAN DIEGO, JUNE 4, 2009:  Lpath, Inc. (OTC BB: LPTN), the category leader in bioactive-lipid-targeted therapeutics, was awarded a $3.0 million grant by the Small Business Innovation Research (SBIR) Program sponsored by the National Cancer Institute (NCI). The funds will support the continued clinical development of Lpath’s leading drug candidate, ASONEP, which is currently in the latter stages of a Phase 1 clinical trial for the treatment of cancer.

The award was made under provisions of SBIR’s new “bridge” award program, which provides grants of up to $1 million per year for up to three years to innovative small businesses for developing and commercializing novel technologies or products designed to prevent, diagnose, or treat cancer.

Applicants for the new bridge award must provide the NCI a detailed commercialization plan that includes secured or anticipated independent third-party investor funding.  For Lpath, the third-party funding source is its previously announced partnership with Merck-Serono for the continued development of ASONEP.

“As one of the first recipients of this new bridge award, we are grateful to the NCI for its generosity and for recognizing the value of funding further clinical development of ASONEP,” said Dr. Roger Sabbadini, Lpath’s founder and chief scientific officer. “We believe our novel approach of targeting bioactive lipids holds great promise, and this substantial financial commitment by the NCI is quite validating in this regard.”

At the behest of the NCI, on April 20, 2009, Dr. Sabbadini gave a speech at the 100th Annual Meeting of the American Association for Cancer Researchers in Denver, where he provided an update on the ASONEP Phase 1 clinical trial and discussed the merits of NCI’s new category of award. Dr. Sabbadini noted that investigators have not reported any drug-related serious adverse events related to ASONEP, even at the higher doses, and Lpath is now focused on which cancer types to target in its Phase 2 trials.

Joining Dr. Sabbadini as an oral presenter at the meeting was Rupal Bhatt, M.D., Ph.D. of the Beth Israel Deaconess Medical Center (a major Harvard Medical School affiliate), who demonstrated that the murine (or mouse) version of ASONEP, as a single agent in naïve mice, significantly delays the progression of disease in a mouse model of renal cell carcinoma (RCC). The delay in disease progression was about 60% longer than the delay typically seen in this same model with VEGF-Receptor-Tyrosine-Kinase Inhibitors (TKIs), the standard of care for treatment of RCC. This suggests ASONEP could be used to treat RCC as a single agent, which represents a much faster and more straightforward pathway to market approval.

For more information about the NCI’s SBIR Program, see http://sbir.cancer.gov.

About ASONEP

ASONEP is a monoclonal antibody that binds to and inhibits the function of sphingosine-1-phosphate (S1P), a bioactive lipid that has dual actions of promoting tumor angiogenesis (blood-vessel formation crucial to the proliferation and metastasis of cancerous tumors) and protecting cancer cells from chemotherapeutic agents.  It is “first-in-class” as the first therapeutic ever to target a bioactive lipid (almost all drugs target proteins or the DNA/RNA that codes for proteins).

About Lpath

San-Diego-based Lpath, Inc. is the category leader in bioactive-lipid-targeted therapeutics, an emerging field of medical science whereby bioactive signaling lipids are targeted for treating important human diseases.  ASONEP, an antibody against Sphingosine-1-Phosphate (S1P), is currently in a Phase 1 clinical trial in cancer patients and also holds promise against multiple sclerosis and various other disorders.  ASONEP is being developed with the support of partner Merck-Serono as part of a worldwide exclusive license.  A second product candidate, iSONEP™ (the ocular formulation of the S1P antibody), has demonstrated superior results in various preclinical models of age-related macular degeneration (AMD) and retinopathy and is in a Phase 1 clinical trial in wet-AMD patients.  Lpath’s third product candidate, Lpathomab™, is an antibody against lysophosphatidic acid (LPA), a key bioactive lipid that has been long recognized as a valid disease target (cancer, neuropathic pain, fibrosis).  The company’s unique ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ drug-discovery engine, which the company is leveraging as a means to expand its pipeline.  For more information, go to www.Lpath.com.

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Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc.
President & CEO	Ron Both
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